Exhibit 3.20

Execution Copy

THIRD AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT

OF

INTRACOASTAL CITY TOWERS LLC

This Third Amended and Restated Limited Liability Company Agreement dated December 24, 2012 (together with the schedules attached hereto, and as amended, restated or supplemented or otherwise modified from time to time, this “Agreement”) of Intracoastal City Towers LLC (the “Company”), is entered into by Pinnacle Towers LLC, a Delaware limited liability company, as the sole member of the Company (the “Member”).

WHEREAS, the Company was organized pursuant to the Certificate of Formation which was filed with the Secretary of State of the State of Delaware on April 1, 2004;

WHEREAS, pursuant to the limited liability company agreement dated April 6, 2004 (the “Initial LLC Agreement”), the Company was formed as a limited liability company pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et. seq.), as amended from time to time (the “Act”);

WHEREAS, the Member of the Company entered into that certain First Amendment to the Initial LLC Agreement, dated as of February 28, 2006 (the “First Amended Agreement”), which amended and restated the Initial LLC Agreement;

WHEREAS, the Member of the Company entered into that certain Second Amendment to the First Amended Agreement of the Company, dated as of April 30, 2009 (the “Second Amended Agreement”), which amended and restated the First Amended Agreement; and

WHEREAS, the Member further desires to amend and restate the Initial LLC Agreement, the First Amended Agreement and the Second Amended Agreement as set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the undersigned hereby amends and restates the Initial LLC Agreement, the First Amended Agreement and the Second Amended Agreement as follows:

Section 1.	Name.

The name of the limited liability company continued hereby is Intracoastal City Towers LLC.

Section 2.	Principal Business Office.

The principal administrative office of the Company shall be located at 1220 Augusta Drive, Suite 500, Houston, Texas 77057; or such other location as may hereafter be determined by the Board of Directors.

Section 3.	Registered Office.

The address of the registered office of the Company in the State of Delaware is c/o The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

Section 4.	Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801.

Section 5.	Members.

(a) The mailing address of the Member is set forth on Schedule B attached hereto. The Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to the Initial LLC Agreement.

(b) The Member may act by written consent.

Section 6.	Certificates.

The execution, delivery and filing of the Certificate of Formation of the Company by Stephen W. Crawford, as an “authorized person” within the meaning of the Act, is hereby ratified, confirmed and approved in all respects. The Member is the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Member is authorized to execute, deliver and file any certificates (and any amendments or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company determines such qualification is necessary or appropriate.

The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.	Purposes.

(a) The purpose of the Company is:

(i) to own, lease and manage wireless communications sites and equipment, inventory, systems, software and other assets incidental to or necessary or convenient for the operation thereof, either directly or through any subsidiaries of the Company;

(ii) to acquire or dispose of wireless communications sites or any rights therein (including ownership, management, easement, lease and sublease rights), or equipment, inventory, systems, software and other assets incidental to or necessary or convenient for the operation thereof;

(iii) to enter into and perform under leases, licenses and similar contracts with third parties in relation to the wireless communication sites owned, leased and managed by the Company and to perform the obligations of the Company thereunder;

(iv) to enter into and perform under subleases, management agreements and other contracts pursuant to which the Company manages wireless communication sites owned by third parties;

(v) to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, indentures or loan agreements or issue and sell bonds, notes, debt or equity securities and other securities and instruments to finance its activities, to pledge any and all of its properties in connection with the foregoing, and to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any guaranty or agreements incidental or necessary thereto, including any purchase agreements, management agreements, security agreements or similar agreements;

(vi) to obtain any licenses, consents, authorizations or approvals from any federal, state or local governmental authority, including but not limited to the Federal Communications Commission and the Federal Aviation Administration, incidental to or necessary or convenient for the conduct of its business;

(vii) to own subsidiaries of the Company, and to serve as the Member of such subsidiaries;

(viii) to enter into, perform under, comply with and take any and all actions necessary or desirable in connection with, any management agreement with respect to its or its subsidiaries’ business, operations or assets (any such management agreement, a “Management Agreement”), including to contract with Crown Castle USA Inc., or any successor thereto, or any other manager or service provider, for the leasing, management, operation and maintenance of the wireless communications sites owned, leased and managed by the Company or the performance of other services relating thereto; and

(ix) to engage in any other lawful business, purpose or activity to the fullest extent provided for in the Act.

(b) The Company and the Member or any Officer or Director, on behalf of the Company, may enter into and perform any documents, agreements, certificates or financing statements relating to the transactions set forth in paragraph (a) above, all without any further act, vote or approval of any other Person, notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation. Notwithstanding any provision to the contrary contained in this Agreement, the Company has the power and authority to conduct its business as described in any offering memorandum or similar document related to any of the transactions described in paragraph (a) above.

Section 8.	Powers.

The Company (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.	Management.

(a) Board of Directors. The business and affairs of the Company shall be managed by or under the direction of a Board of one or more Directors designated by the Member. The Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board. The authorized number of Directors may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Directors. The number of Directors as of the date hereof shall be three. Each Director elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal. Directors need not be a Member. The Directors designated by the Member as of the date hereof are listed on Schedule C hereto.

(b) Powers. The Board of Directors shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Section 7, the Board of Directors has the authority to bind the Company. Each Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

(c) Meeting of the Board of Directors. The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Director by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Directors. The Board of Directors may act by written consent.

(d) Quorum; Acts of the Board. At all meetings of the Board, a majority of the Directors shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by email, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

(e) Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of conference telephone or similar communications equipment that allows all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f) Committees of Directors.

(i)	The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors of the Company. The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

(ii)	In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

(iii)	Any such committee, to the extent provided in the resolution of the Board, except as otherwise provided in any other provision of this Agreement, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and proceedings and report the same to the Board when required.

(g) Compensation of Directors; Expenses. The Board shall have the authority to fix the compensation of Directors. The Directors may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h) Removal of Directors. Unless otherwise restricted by law, any Director or the entire Board of Directors may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

(i) Directors as Agents. To the extent of their powers set forth in this Agreement, the Directors are agents of the Company for the purpose of the Company’s business, and the actions of the Directors taken in accordance with such powers set forth in this Agreement shall bind the Company. Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

(j) Limitations on the Company’s Activities.

The Board and the Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, charter or statutory rights and franchises; provided, however, that, the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer desirable for the conduct of its business. Unless otherwise contemplated or permitted by a Management Agreement, the Company shall, and the Board shall cause the Company to:

(i)	Pay its own liabilities, indebtedness and obligations from its own separate assets as the same shall become due;

(ii)	Maintain books and records and bank accounts separate from those of the Parent Group and any other Person and maintain separate financial statements, except that it may also be included in consolidated financial statements of its Affiliates;

(iii)	Be, and at all times hold itself out to the public as, a legal entity separate and distinct from any other Person (including any member of the Parent Group), and not as a department or division of any other Person, and correct any known misunderstandings regarding its existence as a separate legal entity

(iv)	Use its own stationery, invoices and checks;

(v)	File its own tax returns with respect to itself (or consolidated tax returns, if applicable, including inclusion as a disregarded entity) as may be required under applicable law;

(vi)	Not commingle or permit to be commingled its funds or other assets with those of any member of the Parent Group or any other Person;

(vii)	Maintain its assets in such a manner that it is not costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(viii)	Conduct business in its own name; and

(ix)	Observe the requirements of the Act and this Agreement

Failure of the Company or the Member or the Board on behalf of the Company to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Member or the Directors.

Section 10.	Officers.

(a) Officers. The initial Officers of the Company shall be designated by the Member. The additional or successor Officers of the Company shall be chosen by the Board and shall consist of at least a President, a Vice President, a Secretary and a Treasurer. The Board may also choose additional Vice Presidents and one or more Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other Officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board. All Officers shall hold office until their successors have been appointed and have been qualified or until their earlier resignation, removal from office or death. Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by the Board. The Officers of the Company may also be officers or employees of other entities. The Officers of the Company immediately prior to the execution of this Agreement shall be the Officers of the Company as of the date hereof.

(b) President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business and affairs of the Company and shall be authorized to see that all orders and resolutions of the Board are carried into effect. The President or any other Officer shall be authorized to execute all bonds, mortgages, deeds and other contracts, except where required by law or this Agreement to be otherwise signed and executed or where signing and execution thereof shall be expressly delegated by the Board to an agent of the Company.

(c) Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Directors, or in the absence of any designation, then in the order of their election), shall be authorized to perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall be authorized to perform such other duties and have such other powers as the Board may from time to time prescribe.

(d) Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall be authorized to attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall be authorized to perform like duties for the standing committees when required. The Secretary shall be authorized to give, or cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall be authorized to perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary or, if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall be authorized, in the absence of the Secretary or in the event of the Secretary’s inability to act, to perform the duties and exercise the powers of the Secretary and shall be authorized to perform such other duties and have such other powers as the Board may from time to time prescribe.

(e) Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall be authorized, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, to perform the duties and exercise the powers of the Treasurer and shall be authorized to perform such other duties and have such other powers as the Board may from time to time prescribe.

(f) Officers as Agents. The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and the actions of the Officers taken in accordance with such powers shall bind the Company.

(g) Duties of Board and Officers. Except to the extent otherwise provided herein, each Director and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

Section 11.	Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and none of the Member, any Director or any Officer shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member, Director or Officer of the Company.

Section 12.	Capital Contributions.

The Member has contributed to the Company property of an agreed value as listed on Schedule B attached hereto.

Section 13.	Additional Contributions.

The Member is not required to make any additional capital contribution to the Company. However, the Member may make additional capital contributions to the Company at any time. To the extent that the Member makes an additional capital contribution to the Company, the Member shall revise Schedule B of this Agreement. The provisions of this Agreement, including this Section 13, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14.	Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 15.	Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Board. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or any other applicable law.

Section 16.	Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business. The books of the Company shall at all times be maintained by the Board. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Member any information that the Board would otherwise be permitted to keep confidential from the Member pursuant to Section 18-305(c) of the Act. The Company’s books of account shall be kept using the generally accepted accounting principles.

Section 17.	Independent Auditor.

The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Member, which may also be the Member’s independent auditor.

Section 18.	Other Business.

Notwithstanding any provision existing at law or in equity, the Member and any of its Affiliates may engage in or possess an interest in other business ventures of every kind and description, independently or with others. The Company shall not have any rights in or to such independent ventures or to the income or profits derived therefrom by virtue of this Agreement.

Section 19.	Exculpation and Indemnification.

(a) None of the Member, any Director, any Officer, any agent of the Company and any employee, representative, agent or Affiliate of the Member, the Directors or the Officers (collectively, the “Covered Persons”) shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b) To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no

Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 19 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c) To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 19.

(d) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Member to replace such other duties and liabilities of such Covered Person.

(f) The foregoing provisions of this Section 19 shall survive any termination of this Agreement.

Section 20.	Assignments.

The Member may assign in whole or in part its limited liability company interest in the Company. Subject to Section 22, if the Member transfers all of its limited liability company interest in the Company pursuant to this Section 20, the transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company. Notwithstanding anything in this Agreement to the contrary, any successor to the Member by merger or consolidation shall, without further act, be the Member hereunder, and such merger or consolidation shall not constitute an assignment for purposes of this Agreement and the Company shall continue without dissolution.

Section 21.	Resignation.

If the Member resigns as a member of the Company, an additional member of the Company shall be admitted to the Company, subject to Section 22, upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 22.	Admission of Additional Members.

The Member may admit additional members to the Company on such terms as it may determine in its sole discretion.

Section 23.	Dissolution.

(a) The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Notwithstanding any other provision of this Agreement, the bankruptcy of the Member shall not cause the Member to cease to be a member of the Company, and, upon the occurrence of such an event, the business of the Company shall continue without dissolution.

(c) In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d) The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 24.	Nature of Interest.

The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 15 hereof. The interest of the Member in the Company is personal property.

Section 25.	Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person.

Section 26.	Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 27.	Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. This Agreement amends, restates and supersedes the Second Amended Agreement in its entirety.

Section 28.	Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement constitutes a legal, valid and binding agreement of the Member.

Section 29.	Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by such laws.

Section 30.	Amendments.

This Agreement may be modified, altered, supplemented, amended, repealed or adopted pursuant to a written agreement executed and delivered by the Member.

Section 31.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 32.	Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 33.	Effectiveness.

This Agreement shall be effective as of the date first written above.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Third Amended and Restated Limited Liability Company Agreement as of the date first written above.

MEMBER:

PINNACLE TOWERS LLC

By:

	Name:	E. Blake Hawk

	Title:	Executive Vice President

Intracoastal City Towers LLC Signature Page – Third Amended and Restated LLC Agreement

SCHEDULE A

Definitions

A. Definitions. When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person.

“Board” or “Board of Directors” means the Board of Directors of the Company.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on April 1, 2004, as amended or amended and restated from time to time.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

“Covered Persons” has the meaning set forth in Section 19(a).

“Directors” means the persons elected to the Board of Directors from time to time by the Member, in their capacity as managers of the Company within the meaning of Section 18-101(10) of the Act.

“Management Agreement” has the meaning set forth in Section 7(a).

“Member” means Pinnacle Towers LLC, as the member of the Company, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Officer” means an officer of the Company described in Section 10.

“Parent Group” means Crown Castle International Corp. and its direct and indirect subsidiaries, other than the Company and its direct and indirect subsidiaries.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

B. Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of

A-1

similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

A-2

SCHEDULE B

Member

Name	Mailing Address	Agreed Value of Capital Contribution	Membership Interest

PINNACLE TOWERS LLC	1220 Augusta Drive, Suite 500 Houston, Texas 77057	$1,000	100%

B-1

SCHEDULE C

DIRECTORS

W. Benjamin Moreland

E. Blake Hawk

Jay A. Brown

C-1